Exhibit 10(a)

July 5, 2009

Bemis Company, Inc.

Senior Bridge Facility

Commitment Letter

Bemis Company, Inc.

One Neenah Center, 4th Floor
P.O. Box 669
Neenah, Wisconsin  54957-0669
Attention:  Scott Ullem

Ladies and Gentlemen:

You (the “Borrower”) have requested that J.P. Morgan Securities Inc. (“JPMorgan”), Wachovia Capital Markets, LLC (“Wachovia”), BNP Paribas Securities Corp. (“BNPS”) and Banc of America Securities LLC (“BAS” and, together with JPMorgan, Wachovia and BNPS, the “Lead Arrangers”) agree to structure, arrange and syndicate a senior term loan credit facility in an aggregate amount of $800,000,000 (the “Facility”), and that JPMorgan Chase Bank, National Association (“JPMCB”), Wells Fargo Bank, National Association (“Wells Fargo”), BNP Paribas (“BNP”) and Bank of America, N.A. (“BofA” and, together with JPMCB, Wells Fargo and BNP, the “Banks”, and, together with the Lead Arrangers, JPMCB, Wells Fargo and BNP, the “Commitment Parties”), commit to provide the entire principal amount of the Facility and that JPMCB serve as administrative agent for the Facility.  You have requested the Facility to finance in part the proposed acquisition (the “Acquisition”) by you and/or one or more of your subsidiaries of the stock of certain subsidiaries, and the assets of other subsidiaries, of Rio Tinto plc (collectively, the “Seller”) comprising its food packaging business in North and South America and New Zealand as well as certain related assets (the “Business”) for an aggregate purchase price of approximately $1,213,000,000.  The anticipated sources and uses of funds for the Acquisition are set forth on Annex I hereto.

Each of the Lead Arrangers is pleased to advise you that it is willing to act as a joint lead arranger for the Facility.

Furthermore, each of the Banks is pleased to advise you of its several commitment to provide $200,000,000 of the Facility, in each case upon the terms and subject to the conditions set forth or referred to in this commitment letter (this “Commitment Letter”), in the Joint Fee Letter referred to below and in the July 2, 2009 (#2) draft of the credit agreement for the Facility to be dated the date of the Acquisition (the “Draft Agreement”).  The Banks will enter into a credit agreement for the Facility in the form of the Draft Agreement (with such changes thereto as may be mutually agreed by you and us) on the date of the consummation of the Acquisition if the conditions to funding set forth herein and in the Draft Agreement are satisfied or waived by each of us.  The commitments of the Banks shall be ratably reduced from time to time prior to the funding of the Facility in the aggregate amounts and at the times (without giving effect to the five Business Day grace period for such prepayments set forth in such section of the Draft Agreement) when a mandatory prepayment would have been required by Section 2.5.3 (without giving effect to Section 2.5.3(ii)(a)(z) thereof) of the Draft Agreement had such agreement been in effect at the relevant time and had term loans then been outstanding thereunder in the full amount of the commitments hereunder.  The commitments of the Banks shall also be ratably reduced by the amount by which your issuance of any Specified Securities (as defined in the Draft Agreement) to Pechiney Plastic Packaging, Inc. (“PPPI”),  Rio Tinto International Holdings Limited (“RTIH”), any affiliates of either PPPI or RTIH, or any transferee or assignee thereof in connection with the Acquisition reduces the cash purchase price for the Business by more than $200,000,000.

It is agreed that JPMCB will act as the sole and exclusive Administrative Agent, that Wells Fargo shall act as the sole and exclusive Syndication Agent, that BNP and BofA will act as the sole and exclusive Documentation Agents and that the Lead Arrangers will act as the sole and exclusive Joint Lead Arrangers and Joint Bookrunners for the Facility.  You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Draft Agreement and the Fee Letters referred to below) will be paid in connection with the Facility unless you and we shall so agree.

While the Commitment Parties do not presently intend to syndicate the Facility, they reserve the right at any time after the date hereof to syndicate the Facility to a group of financial institutions (together with the Banks, the “Lenders”) identified by us in consultation with you and reasonably acceptable to you.  In such event you agree actively to use commercially reasonable efforts to assist the Lead Arrangers in completing a syndication satisfactory to each of them until the date the Banks complete a “Successful Syndication” (as defined in the Joint Fee Letter).  Such assistance shall include (a) use of commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) direct contact between senior management and advisors of the Borrower and prospective Lenders at mutually agreed times, (c) the hosting, with the Lead Arrangers, of one or more meetings of prospective Lenders (which may be by teleconference) and (d) as set forth in the next paragraph, assistance in the preparation of materials to be used in connection with the syndication (the “Information Materials”).

If requested, you will use commercially reasonable efforts to assist us in preparing the Information Materials, including but not limited to a Confidential Information Memorandum or lender slides, for distribution to prospective Lenders.  If requested, you also will provide reasonable assistance to us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, its affiliates and any of their respective securities (“MNPI”) and who may be engaged in investment and other market-related activities with respect to the Borrower’s or its affiliates’ securities or loans.  Before distribution of any Information Materials, you agree to execute and deliver to us

(i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein.

The Borrower agrees that in the event the Lead Arrangers elect to syndicate the Facility, the following documents may be distributed to both Private-Siders and Public-Siders, unless the Borrower advises the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should be distributed only to Private-Siders: (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) notification of changes in the Facility’s terms and (c) other customary materials intended for prospective Lenders after the initial distribution of Information Materials.  If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you.

In the event the Lead Arrangers elect to syndicate the Facility, the Borrower hereby authorizes the Lead Arrangers to distribute drafts of definitive documentation with respect to the Facility to Private-Siders and Public-Siders.

As the Joint Lead Arrangers and Joint Bookrunners, the Lead Arrangers will manage all aspects of any syndication in consultation with you, including but not limited to decisions as to the selection of institutions (which are reasonably acceptable to you) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders.  In acting as the Joint Lead Arrangers and Joint Bookrunners, none of the Lead Arrangers will have any responsibility other than to arrange the syndication as set forth herein and shall in no event be subject to any fiduciary or other implied duties.  Additionally, the Borrower acknowledges and agrees that, as Joint Lead Arrangers and Joint Bookrunners, the Lead Arrangers are not advising the Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.  The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Lead Arrangers shall have no responsibility or liability to the Borrower with respect thereto.  Any review by the Lead Arrangers of the Borrower or its affiliates, the Acquisition, the Business or its affiliates, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Commitment Parties and shall not be on behalf of the Borrower.  Without limiting your obligations to assist with syndication efforts as set forth herein, each Bank agrees that the commencement or completion of such syndication is not a condition to its commitments hereunder.

To assist the Lead Arrangers in their syndication efforts, if any, you agree promptly to prepare and provide to the Lead Arrangers from time to time up to and following the funding of the Facility all reasonably available information with respect to the Borrower or its affiliates (excluding its shareholders), the Acquisition, the Business and the transactions contemplated hereby, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Facility.  You hereby represent and covenant that (a) all written information (other than the Projections, general market data, estimates, forward looking financial statements or budgets) (the “Information”)

about the Borrower, its subsidiaries and (to the best of your knowledge after due inquiry) the Business that has been or will be made available to any Commitment Party by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished (and taken as a whole), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections, estimates and forward looking financial statements or budgets (collectively, the “Projection Materials”) that have been or will be made available to the Commitment Parties by you or any of your representatives have been or will be prepared in good faith based upon assumptions believed by senior management of the Borrower to be reasonable at the time made; it being understood that such Projection Materials are not to be viewed as facts and are subject to significant uncertainties and contingencies, many which are beyond your control, that no assurance can be given that any particular Projection Materials will be realized, that actual results may differ and that such differences may be material.  You understand that in arranging and syndicating the Facility we may use and rely on the Information and Projections without independent verification thereof.

As consideration for the commitments of the Banks hereunder and the agreement of the Lead Arrangers to perform the services described herein, you agree to pay to the Lenders the nonrefundable fees set forth in the Draft Agreement and in the joint fee letter (the “Joint Fee Letter”) and the administrative agent fee letter (the “Administrative Agent Fee Letter” and, together with the Joint Fee Letter, the “Fee Letters”), each dated the date hereof and delivered herewith.  The terms of the Fee Letters are an integral part of the Commitment Parties’ commitments hereunder, and constitute part of this Commitment Letter for all purposes hereof.

The commitments of the Banks hereunder and the agreement of the Lead Arrangers to perform the services described herein are subject to (a) there not occurring or becoming known to us any material adverse change since December 31, 2008 in the financial position or business of the Borrower, its subsidiaries and the Business (taken as a whole and giving pro forma effect to the Acquisition and related financing,), (b) there not having occurred any “Material Adverse Change” (as defined in the Sale and Purchase Agreement dated the date hereof between Alcan Corporation, Alcan Holdings Switzerland AG and certain affiliates thereof and you relating to the Acquisition), (c) our satisfaction that prior to and during the syndication of the Facility, if any, until the obtaining of a “Successful Syndication” (as defined in the Fee Letter) there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any affiliate thereof (other than (i) any of the foregoing the proceeds of which result in a reduction of the Commitments hereunder or will be required, in accordance with the Draft Agreement, to be used to prepay the Facility, (ii) other contemplated indebtedness separately disclosed to us in writing and acknowledged by us to be permitted to be offered, placed or arranged and (iii) Debt incurred under your existing Long-Term Credit Agreement (without giving effect to any increase in commitments beyond those accomplished by Amendment No. 1 thereto)) and (d) the other conditions set forth in Section 4.01 of the Draft Agreement.  In addition, the commitments of the Banks and the agreement of the Lead Arrangers to perform the services described herein shall, in the event this Commitment Letter is accepted by you as provided in the penultimate paragraph hereof, automatically terminate without further action or notice at 5:00 p.m. (New York time) on March 31, 2010 if definitive documentation for the Facility reasonably satisfactory to the Lenders and their counsel shall not have been executed by such time.  Those matters that are not covered by the provisions hereof and of the Draft

Agreement are subject to the approval and agreement of the Commitment Parties and the Borrower.

You agree (a) to indemnify and hold harmless the Commitment Parties and their respective affiliates and their respective officers, directors, employees, advisors and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Acquisition, the Facility, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether (i) any indemnified person is a party thereto, (ii) the transactions contemplated hereunder, including without limitation, the Acquisition have been consummated and (iii) the applicable claim is brought by you or your affiliates, equity holders or creditors, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing (limited to the fees, charges and expenses of one legal counsel with respect to any matter (unless in the good faith judgment of an indemnified person such counsel has a conflict of interest in its representation of such indemnified person, in which case additional counsel, as needed, may be utilized at the Borrower’s expense), in addition to local counsel as reasonably deemed necessary by the indemnified persons), provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from (i) the willful misconduct or gross negligence of such indemnified person or (ii) disputes among indemnified persons not involving (A) an act or omission (or alleged act or omission) of the Borrower or any of its affiliates or (B) acts or omissions of an indemnified person in its capacity as Administrative Agent or Lead Arranger and (b) to reimburse the Commitment Parties and their affiliates within 30 days of written demand (including documentation reasonably supporting such demand) for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant’s fees and expenses, travel expenses, and reasonable fees, charges and disbursements of one legal counsel (unless in the good faith judgment of a Commitment Party such counsel has a conflict of interest in its representation of such Commitment Party, in which case additional counsel, as needed, may be utilized at the Borrower’s expense), in addition to local counsel as reasonably deemed necessary by the Commitment Parties) incurred in connection with the Facility and any related documentation (including without limitation this Commitment Letter, the Fee Letters and the definitive financing documentation) or the administration, enforcement, amendment, modification or waiver thereof.  No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems other than to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of the indemnified person.  No indemnified party shall be liable for any special, indirect, consequential or punitive damages in connection with the Facility.

This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter by facsimile transmission or PDF electronic transmission shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us with respect to the Facility and set forth the entire understanding of the parties with respect thereto.

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to conflicts of law principles other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).  The Borrower consents to the nonexclusive jurisdiction and venue of the state or federal courts located in the City of New York with respect to matters referred to in clause (a) of the following sentence.  Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any legal proceeding arising out of or relating to this Commitment Letter, the Fee Letters, the Acquisition or the other transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the City of New York.

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter, the Draft Agreement or the Fee Letters nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person without our prior written approval except (a) to your officers, directors, agents, employees, affiliates, attorneys, accountants, and advisors who are directly involved in the consideration of this matter and for whom you shall be responsible for any breach by any one of them of this confidentiality undertaking, (b) in the case of the foregoing other than the Fee Letters, the rating agencies, or (c) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof to the extent lawfully permitted to do so).  Notwithstanding the foregoing, following its acceptance by the Borrower, the Commitment Letter and the Draft Agreement (without the Fee Letters) may be disclosed to Rio Tinto plc and its officers, directors, agents, employees, affiliates, attorneys, accountants, and advisors who are directly involved in the Acquisition and have been instructed to maintain the confidentiality thereof.

Each Commitment Party agrees until the second anniversary of the date hereof to keep confidential, and not to publish, disclose or otherwise divulge, information regarding you or the Business obtained from or on behalf of you (including information provided by the Seller at your direction) in connection with the transactions contemplated hereby, except that the Commitment Parties shall be permitted to disclose such confidential information (a) to their respective directors, officers, agents, employees, attorneys, accountants and advisors, and to their respective affiliates who are directly involved in the consideration of the transactions contemplated hereby and are made aware of and instructed to comply with the provisions of this paragraph, in each case on a confidential and need-to-know basis; (b) on a confidential basis to any bona fide potential Lender that agrees to keep such information confidential in accordance with the provisions of this paragraph or other customary confidentiality undertakings reasonably acceptable to you; (c) as required by applicable law, regulation or compulsory legal process (in which case we agree to inform you promptly thereof to the extent lawfully permitted to do so); (d) to the extent requested by any bank regulatory authority; (e) to the extent such information:  (i) is or becomes publicly available other than as a result of a breach of this paragraph or (ii) is or becomes available to the Commitment Parties on a non-confidential basis from a source other than you or on your behalf; (f) to the extent you shall have consented to such disclosure in writing; or (g) in protecting and enforcing the Commitment Parties’ rights with respect to this Commitment Letter or the transactions contemplated hereby.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise.  No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated by this letter or their other relationships with you in connection with the performance by any Commitment Party of services for other companies, and no Commitment Party will furnish any such information to other companies.  You also acknowledge that the Commitment Parties have no obligation to use in connection with the transactions contemplated by this letter, or to furnish to you, confidential information obtained from other companies.

The compensation, reimbursement, indemnification, jurisdiction and confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments of the Banks hereunder; provided, that such compensation, reimbursement, indemnification, jurisdiction and confidentiality (as to matters other than the Fee Letters) provisions shall automatically terminate and be superseded by the provisions of the definitive documentation for the Facility upon the execution thereof, and you and we shall automatically be released from all liability in connection therewith at such time.  You may terminate the Lenders’ commitments hereunder at any time subject to the provisions of the preceding sentence.  Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each Subsidiary Guarantor (as defined in the Draft Agreement), which information includes names and addresses and other information that will allow such Commitment Party to identify the Borrower and each Subsidiary Guarantor in accordance with the Patriot Act.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms and conditions hereof and of the Fee Letters by returning to us executed counterparts hereof and of the Fee Letters not later than 5:00 p.m., New York City time, on July 6, 2009.  The commitments of the Banks and the agreements of the Lead Arrangers herein will expire at such time in the event the Banks have not received such executed counterparts in accordance with the immediately preceding sentence.

The Commitment Parties are pleased to have been given the opportunity to assist you in connection with this important financing.

[signature page follows]

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:
Title:

J.P. MORGAN SECURITIES INC.

By:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Title:

WACHOVIA CAPITAL MARKETS, LLC

By:
Title:

BNP PARIBAS

By:
Title:

By:
Title:

BNP PARIBAS SECURITIES CORP.

By:
Title:

[Signature page to Bemis Company, Inc. Commitment Letter]

BANK OF AMERICA, N.A.

By:
Title:

BANC OF AMERICA SECURITIES LLC

By:
Title:

[Signature page to Bemis Company, Inc. Commitment Letter]

Accepted and agreed to as of

the date first written above by:

BEMIS COMPANY, INC.

By:
Name:
Title:

[Signature page to Bemis Company, Inc. Commitment Letter]

Annex I

SOURCES AND USES TABLE

Sources:
	Stock Consideration	$200,000,000
	Cash / Existing Revolving Credit Facility(1)	$257,500,000	(2)
	Term Loan Bridge Facility(3)	$800,000,000

	Total Sources	$1,257,500,000
Uses:
	Acquisition Payment	$1,213,000,000
	One-Time Financing, M&A, Other Fees	$36,000,000
	Amortized Financing Fees	$8,500,000

	Total Uses	$1,257,500,000

(1)           Giving effect to $200,000,000 accordion increase.

(2)           Draws on the Borrower’s existing revolving credit facility to be reduced by the amount of any reductions in the cash purchase price of the Acquisition.

(3)           Subject to replacement by bonds or other sources.